SIBLING ENTERTAINMENT GROUP, INC

(A Development Stage Company)

PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

March 31, 2007

Unaudited - Prepared by Management

Set forth below is the unaudited pro forma consolidated statement of operations for the nine months ended March 31, 2007 compiled to present the pro froma results of operations relating to the acquisition by Sibling Entertainment Group, Inc. (“SEGI”) of 80% interests of Dick Foster Productions, Inc. and Creative Productions, Inc. (“DFP”) for $7,200,000 assuming the transaction occurred on July 1, 2005, the beginning of the fiscal year ending June 30, 2006.

The pro forma consolidated balance sheet as of March 31, 2007 has not been presented as transaction has been reflected as already filed in the 10-QSB for the period ended March 31, 2007.

The information presented below is for informational purposes only and is not necessarily indicative of the actual results that would have occurred had the acquisition been consummated as at March 31, 2007 or July 1, 2006, nor are they necessarily indicative of future operating results of the consolidated companies under the ownership and management of the Company. The unaudited pro forma consolidated financial information should be read in conjunction with the financial statements and related notes.

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SIBLING ENTERTAINMENT GROUP, INC
(A Development Stage Company)
Pro Forma Consolidated Statement of Operations
(Unaudited)

Nine Months Ended March 31, 2007

	Dick Foster Productions Inc., and Creative Productions Inc.	Sibling Entertainment Group, Inc.	Pro Forma Adjustments and Eliminating Entries			Pro Forma Consolidated Sibling Entertainment Group, Inc.

Total Revenue	$4,910,019	$1,159,449	$(663,503)	(	a)	$5,405,965

Operating expenses
General and administrative	1,645,517	614,546	—			2,260,063
Other	—	1,228,057	(79,863)	(	a)	1,148,194
Production expenses	3,414,992	2,067,951	(579,159)			4,903,787

Total operating expenses	$5,060,509	$3,910,554	$(659,019)			$8,312,044

Loss from operations	$(150,490)	$(2,751,105)	$(4,484)			$(2,906,079)

Other income (loss)
Interest income	$21,978	$—	$—			$21,978
Interest expense	2,574	(206,112)	(121,718)	(	b)	(325,256)
Amortization of Loan Origination Costs		(44,621)	44,621	(	c)	—
Investors Expense	—	(41,643)	41,643	(	d)	0
Other income (loss)	3,478	—	—			3,478
Loss on Investment - Related Party	—	(5,564)	—			(5,564)

Loss, before taxes and minority interest	(122,460)	(3,049,045)	(39,938)			(3,211,443)
Provision for income taxes	8,901	40,548	(38,000)	(	e)	(31,647)

Net income (loss), before minority interest	(131,361)	(3,089,593)	(1,938)			(3,222,892)
Minority interest in subsidiary	—	—	26,272	(	f)	26,272

Net income (loss)	$(131,361)	$(3,089,593)	$24,334			$(3,196,620)

Loss per share – basic and diluted		$(0.12)				$(0.12)

Weighted average shares outstanding		25,351,695				25,601,695

The accompanying notes are an integral part of these financial statements

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SIBLING ENTERTAINMENT GROUP, INC (A Development Stage Company)
Notes to Pro Forma Consolidated Statement of Operations
March 31, 2007
Unaudited - Prepared by Management

1.	Proposed Arrangement and Basis of Presentation

The accompanying unaudited pro forma consolidated financial statement has been compiled for purposes of inclusion in the Form 8K filing relating to the acquisition by Sibling Entertainment Group, Inc. (“SEGI”) of 80% interests of Dick Foster Productions, Inc. and Creative Productions, Inc. (“DFP”) for $7,200,000 assuming the transaction occurred on July 1, 2005, at the beginning of the fiscal year ending June 20, 2006.

The unaudited pro forma consolidated financial statement should be read in conjunction with the historical financial statements of each entity. The unaudited statement of operations of SEGI and DFP for the nine months ended March 31, 2007 was used in the preparation of the unaudited pro forma consolidated statement of operations for the nine months ended March 31, 2007 and the unaudited pro forma consolidated loss per share for the nine months ended March 31, 2007.

2.	Pro Forma Adjustments

The unaudited pro forma consolidated statement of operations for the nine months ended March 31, 2007 has been prepared assuming that the transaction related to the arrangement occurred on July 1, 2005.

(a) The elimination of revenues and expenses from operations of DEP included in the reported consolidated financial statements of SEGI for the period ending March 31, 2007 including Revenues of $663,503, Cost of Revenue of $579,156 and Other Costs of $79,863.

(b) Interest Expense from acquisition indebtedness of $121,888 for the period June 1, 2006 through March 31, 2007 including accrued interest expense of $83,204 to Dick Foster, $83,204 to Lynne Foster, and the elimination of accrued interest paid and included in the reported consolidated financial statements of SEGI for the period ending March 31, 2007 including $17,729 to Dick Foster, $17,728 to Lynne Foster, and $9,063, and $170 of interest expense included in the reported financials for the period ending March 31, 2007.

(c) The elimination of that portion of amortization of the Deferred Finance Costs of the transaction included in the reported financials for the period ending March 31, 2007. The full amount of Deferred Finance Costs was included in the Pro Forma Consolidated Financial Statements for the year ended June 30, 2006.

(d) The elimination of that portion of the Investor Expense Costs of the transaction included in the reported consolidated financial statements of SEGI for the period ending March 31, 2007. The full amount of Investor Expense Costs was included in the Pro Forma Consolidated Financial Statements for the year ended June 30, 2006.

(e) The elimination of that portion of the Provision for Income Taxes of the transaction included in the reported consolidated financial statements of SEGI for the period ending March 31, 2007

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2.	Pro Forma Adjustments - continued

(f) The recording of pro forma Minority Interest losses from DFP for the period July 1, 2006 through March 31, 2007 of $26,272.

3.	Pro Forma Loss for the Period and Loss Per Share

The pro forma consolidated loss for the period and loss per share are not necessarily indicative of the results of operations that would have been attained had the acquisition taken place as at July 1, 2006 and does not purport to be indicative of the effects that may be expected to occur in the future.

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